Exhibit 10.1

December 23, 2008

Mark J. O’Brien

[home address]

Tampa, FL [zip]

Dear Mark:

We are pleased that you have accepted the position of Chairman of the Board of Directors and Chief Executive Officer of Walter Investment Management Corporation, the surviving entity following the merger of JWH Holding Company, LLC (“JWHHC”) with Hanover Capital Mortgage Holdings, Inc. (“HCM”) pursuant to the Agreement and Plan of Merger entered into between JWHHC and HCM (the “Company”). Except as specifically provided in paragraph 2(c)(viii) hereof, this agreement will be the sole obligation of the survivor corporation following the merger of JWHHC and HCM.  The three-year period commencing October 1, 2008 is referred to herein as the “Term” of this Agreement. While employed during the Term, you agree to devote during normal business hours during business days your full time and efforts to advancing the Company’s interests; provided, however, that you may continue engaging in the other business and investment activities you are currently engaged in so long as such activities are not directly competitive with the Company’s business and do not prevent you from carrying out your duties as Chairman of the Board of Directors and Chief Executive Officer of the Company.

The purpose of this letter is to confirm your acceptance of the terms of your employment, effective October 1, 2008, as follows:

1.             As the Chairman of the Board of Directors and Chief Executive Officer of the Company, you shall report to and serve at the direction of the Board of Directors of the Company. In your capacity as Chairman of the Board of Directors and Chief Executive Officer of the Company, you will be responsible for directing all aspects of the business.

2.             Your compensation package will be as follows:

(a)           Base Salary

$500,000 per year commencing October 1, 2008, which will be subject to periodic review and increase (but not decrease) by the Compensation Committee of the Board of Directors of the

Company and paid in accordance with the payroll practices of the Company, as they may change from time to time.

(b)           Bonus

Your annual target bonus will be 75% of your base salary or $375,000 at your current base pay, with an upside of 200% of your base pay or $1,000,000 at your current base pay. The amount of your bonus will fluctuate based upon actual performance under the Company’s bonus plan as in effect from time to time. The amount of your bonus is dependent upon the achievement of the Company’s annual financial and other goals, as well as the accomplishment of individual objectives, each mutually agreed upon in writing each year. To receive a bonus, you must be employed through the end of the year for which the bonus is payable (the “Bonus Year”).  The bonus for a Bonus Year will be payable to you during the next following year (the “Bonus Payment Year”) immediately upon the closing of the Company’s books for the Bonus Year, but not later than March 14 of the Bonus Payment Year.

For calendar year 2008, your annual bonus will be $500,000, which will be paid to you no later than December 31, 2008.

(c)           Benefits

(i)            During the Term, you will be entitled to receive from the Company prompt reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the most favorable policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company directors, officers or employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

(ii)           Participation in the Company’s group life and health insurance benefit programs generally applicable to executives in the location in which you are primarily based, and in accordance with their terms, as they may change from time to time.  Such group life and health insurance benefits shall be at least comparable to those provided to the chief executive officer of similar-size companies engaged in a business similar to the Company’s business.

(iii)          Participation in the Company’s retirement plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms. Your eligibility to participate will be consistent with the requirements of ERISA.  Such retirement plan benefits shall be at least comparable to those provided to the chief executive officer of similar-size companies engaged in a business similar to the Company’s business.

(iv)          Participation in the Company’s long-term incentive plan as it applies to other executives and subject to terms of the Company’s Long-Term Incentive Plan. During the Term of this Agreement, your annual long-term incentive opportunity will have an economic value of $600,000.  Annual equity grants will vest one-third per year over three years and option grants will have a 10-year term.  Vesting will accelerate upon your death, disability, termination of your employment by the Company without Cause (defined below), your Constructive Termination (defined below), or upon a change in ownership or effective control of the Company or in the ownership of a substantial portion the assets of the Company within the meaning of Treas. Reg. 1.409A-3(i)(5).  The specific terms of your annual long-term incentive opportunity will be mutually agreed upon and set forth in separate grant agreements.

You understand and agree that the Jim Walter Homes Holding Company, LLC equity grant you received under your previous employment letter agreement, effective March 2, 2006, will be cancelled at the Effective Time of the Merger.  The Company will issue you stock comprising 2.5% of the total outstanding stock of the Company on the third anniversary of the date of this Agreement, subject to your right to elect to further defer receipt of such stock (“Subsequent Deferral Election”) as follows: (i) the Subsequent Deferral Election will not take effect until at least 12 months after the date on which it is made, (ii) the Subsequent Deferral Election must be to defer receipt of the stock for at least 5 years from the date you would otherwise receive the stock had you not made the Subsequent Deferral Election, and (iii) the Subsequent Deferral Election must be made not less than 12 months before you would otherwise receive the stock had you not made the Subsequent Deferral Election.  Notwithstanding the foregoing, the deferral period will terminate and the Company will immediately issue you the 2.5% stock interest upon your death or disability, upon involuntary termination of your employment for any reason other than for “Cause” as defined in Section 6 of this Agreement, or upon a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. 1.409A-3(i)(5).  Your right to receive the 2.5% stock interest is fully vested and not subject to forfeiture, as of the Effective Time of the Merger. Dividend equivalents will be paid to you in cash until the end of the deferral period.  In accordance with Treas. Reg. 1.409A-3(e), the dividend equivalents will be treated separately from your right to the 2.5% stock interest and the dividend equivalents, if any, must be paid contemporaneously with actual dividends, if any, but at least annually.

(v)           4 weeks of vacation to be used each year, without carryover of unused vacation days, and in accordance with the Company’s vacation policy, as it may change from time to time.

(vi)          You will receive a monthly auto allowance of $2,000, subject to the usual withholding taxes.

(vii)         You may use company-owned aircraft, leased or chartered aircraft for your business travel as appropriate.  However, you will not use any company-owned, leased or chartered aircraft for personal travel at company expense, except in the case of a family emergency and with the prior approval of the Chairman of the Compensation and Human Resources Committee of the Board, or in the event of his unavailability, the Chairman of the Corporate Governance Committee. You will not be required to reimburse the cost of any such pre-approved emergency travel to the Company, but the value of such travel will be taxable to you in accordance with applicable IRS regulations.  You shall not pilot company aircraft or leased or chartered aircraft used for company business.

(viii)        After December 31, 2008 Walter Industries, Inc. will use its best efforts to provide you with a country club membership under the corporate membership program currently in place at Walter industries, Inc. (subject to the terms and provisions of such corporate membership). You will be responsible for paying monthly dues and other personal expenses associated with the membership and use of the club.

Your Benefits under this Agreement, including grants to you under the Company’s Long-Term Incentive Plan, will be subject to periodic review and increase by the Compensation Committee of the Board of Directors of the Company.

3.             It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you for any period of time.

4.             You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.

5.             As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services that would prevent you from performing your duties as Chairman of the Board and Chief Executive Officer of the Company hereunder, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

6.             In the event of your involuntary termination, other than for “Cause” (defined below), in the event of your Constructive Termination (also defined below), if you are required to relocate more than 50 miles from the Company’s Tampa, Florida location, or in the event of your death or disability, in each case, you will be entitled to the following severance benefits, in accordance with all government regulations, e.g. IRC 409A.

•      Continued participation in benefits until the earlier of the 18-month anniversary of the termination date or until you are eligible to receive comparable benefits from subsequent employment.  The COBRA election period will not commence until the expiration of that 18-month period.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other calendar year.  Your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Payment will be provided only if the filing of the claim for payment and completion of the reimbursement payment can reasonably be completed by the end of the calendar year following the year in which the expense is incurred.

“Involuntary Termination” shall mean your termination from employment due to the independent exercise of unilateral authority by Company to terminate your services, other than due to your implicit or explicit request, where you are willing and able to continue performing services.  The determination of whether a termination of employment is involuntary is based on all the facts and circumstances.  Any reference in this Agreement to “termination of employment” shall mean “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).

“Cause” shall mean conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate.

“Constructive Termination” shall mean, without your written consent: (a) a material failure of the Company to comply with the provisions of this agreement, (b) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities or pay, or (c) any purported termination of your employment other than for Cause.

For purposes of this Agreement, a significant diminution in pay or responsibility shall not have occurred if the amount of your bonus fluctuates due to performance considerations under the Company’s executive incentive plan or other Company incentive plan applicable to you and in effect from time to time.

7.             Non-Compete.  It is understood and agreed that the Company you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill. Therefore, except with respect to business and investment activities you are currently engaged in, following the termination of employment under this Agreement for any reason and continuing for a period of eighteen (18) months from the date of such termination, so long as the Company or any affiliate, successor or assigns thereof is in the residential real estate mortgage servicing business or directly related businesses within the Restricted Area (defined as the residential real estate mortgage servicing and directly related industries in which the Company competes at the time of your separation), unless the Board of Directors approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.     Call upon, solicit, write, direct, divert, influence, or accept residential real estate mortgage servicing and directly related business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company, including but not limited to Walter Investment Management Corporation, Hanover

Capital Mortgage Holdings, Inc., Walter Mortgage Company, or any other affiliated companies; or

b.     Hire away any independent contractors or personnel of the Company and/or entice any such persons to leave the employ of the Company or its affiliated entities without the prior written consent of the Company

8.             Non-Disparagement.   Following the termination of employment under this Agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the same business within the Restricted Area, you shall not and the Company, its affiliates, successors or assigns shall not, directly or indirectly, for yourself or itself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.     Make any statements or announcements or permit anyone to make any public statements or announcements concerning your termination with the Company, or

b.     Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to you or to the interests of the Company or its affiliated entities.

9.             You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  In the event that you leave the employ of the Company, you will not disclose any Company trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

10.           In the event that any portion of any payment under this agreement, or under any other agreement with, or plan of the Company (in the aggregate, Total Payments) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to you, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of your additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the Full Gross-Up Payment), such that you are in the same after-tax position as if you had not been subject to the excise tax. For this purpose, you shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of your residence on the date of your termination. For purposes of this agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the Code), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.  Any Full Gross-Up Payment made under this paragraph will be made by December 31 of the year next following the calendar year in which you pay the taxes to the applicable taxing authority.

11.           Tax Compliance Delay in Payment.  If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to you after termination of employment, is subject to Section 409A of the Code, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death).  For this purpose, you will be considered a “specified employee” if you are employed by an employer that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder.  Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

12.           You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

13.           It is agreed and understood that this acceptance letter shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. This letter agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws.

14.           You and the Company intend that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In the event that any provision of this Agreement is determined by you or the Company to not comply with Code Section 409A, the Company shall fully cooperate with you to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by you on account of such non-compliance.

Mark, we are delighted that you have agreed to head the Company. If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Very truly yours,

/s/ Victor P. Patrick	/s/ Victor P. Patrick

Victor P. Patrick	Victor P. Patrick
Director	Vice Chairman, CFO & General Counsel
On behalf of JWHHC	On behalf of Walter Industries, Inc.
In Respect of Paragraph 2 (c) (viii).

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature	/s/ Mark J. O’Brien	Date	December 23, 2008